Chang G. Park, CPA, Ph. D.
w 2667 CAMINO DEL RIO SOUTH PLAZA B w SAN DIEGO  CALIFORNIA 92108 w
w TELEPHONE (858)722-5953 w  FAX (858) 761-0341 w FAX (858) 764-5480
w  E-MAIL changgpark@gmail.com w

August 3, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A1 of our report dated April 15, 2010, relating to the financial statements of Odenza Corp. for the year ended January 31, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Chang G. Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board